UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2016

Bakken Resources, Inc.
(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

825 Great Northern Blvd., Expedition Block, Suite 304, Helena, MT 59601
(Address of principal executive offices) (Zip Code)

(406) 442-9444
Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Items

The annual meeting of the stockholders of Bakken Resources, Inc. (the “Company”) scheduled for October 25, 2016, was adjourned by the Company. On October 19, 2016, a temporary restraining order (“MT TRO”) was issued by the Montana First Judicial District Court temporarily enjoining, among other matters, an annual meeting of the stockholders until 60 days following the Montana Court’s decision on certain issues relating to the takeover attempt described in the Company’s Current Report on Form 8-K filed on July 20, 2016 (Bakken Resources, Inc. vs. Val Holms, et al. vs. Dan Anderson et al. (Cause No. DDV 2016-612)). The Company filed a motion to dissolve the MT TRO on October 21, 2016, but did not receive a response from the court prior to the scheduled time of the annual meeting.

On October 25, 2016, the Company obtained an extension of a temporary restraining order issued by the Second Judicial District Court of the State of Nevada in and for the County of Washoe originally on July 22, 2016 (“NV TRO”). The NV TRO is extended until the trial of the action (Val Holms vs. Bakken Resources, Inc. et al. (Case No.: CV16-01086, Dept. B7)) which is expected in early 2017. The NV TRO authorizes, among other things, defense counsel for the Company to contest any takeover attempts against the Company which is before and subject to the jurisdiction of the Nevada Court.

Stockholders who submitted proxies in connection with the originally scheduled annual meeting on October 25, 2016 will continue to have such proxies in effect until November 28, 2016, unless such proxies are revoked as detailed in the materials mailed on or around October 4, 2016 to stockholders of record of the Company as of September 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakken Resources, Inc.

By:	/s/ Dan Anderson
Dan Anderson
Chief Financial Officer
October 27, 2016